EXHIBIT 10.96

December 12, 2011

J. Raymond Elliott
5 Maile Run Road
(“Elk Run”)
RR#1 Rosseau
Ontario, Canada POC 1JO

Re:	Consulting Agreement between J. Raymond Elliott and
Boston Scientific Corporation

Dear Ray:

This letter constitutes a Consulting Agreement ("Agreement") between you, J. Raymond Elliott (“Consultant”), and Boston Scientific Corporation and its affiliated and associated companies (collectively “Boston Scientific”).

1.
Field of Consultation: The Consultant hereby contracts with Boston Scientific as an independent contractor, and not as an employee, to perform consulting services related solely to the subjects of leadership development and disparities in the delivery of healthcare and in his capacity as a former President and Chief Executive Officer (“Consulting Services”), at the direction of the Contract Liaison (as defined below).

2.	Term: The term of this Agreement shall be for a period of one (1) year unless mutually extended by both parties.

3.
Payment: Boston Scientific will pay Consultant at the rate of Six Thousand Dollars ($6,000.00) per day, or Three Thousand Dollars ($3,000.00) per half day, not to exceed a maximum of Sixty Thousand Dollars ($60,000.00) during the term of this Agreement. For any day in which Consultant renders services, he shall be paid at a minimum the half day rate. Boston Scientific will also reimburse Consultant for necessary and reasonable expenses, including travel expenses. Payment for services and expenses shall be due and payable within 60 days of Consultant presenting an invoice for his services, as well as receipts for any expenses incurred.

4.
Contract Liaison: The performance of Consulting Services under the Agreement will be coordinated through Hank Kucheman, who has been designated as the Contract Liaison for this Agreement (the “Contract Liaison”). All reports, documents, and communications relating to Boston Scientific will occur through such Contract Liaison, or to persons designated by the Contract Liaison. Boston Scientific may designate a new Contract Liaison by written notice to Consultant.

5.	Confidential Information:

(a)
“Boston Scientific Confidential Information” shall mean all information disclosed by Boston Scientific to Consultant, including, without limitation, information relating to the Field of Consultation of this Agreement, and all other information regarding Boston Scientific’s past, present, or future research, technology, know-how, ideas, concepts, designs, products, prototypes, processes, machines, manufacture, compositions of matter, business plans and operations, technical information, drawings, specifications, and the like, and any knowledge or information developed by Consultant as a result of work in connection with this Agreement, except information which:

(i)	is at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission by Consultant;

(ii)	is lawfully in the possession of Consultant prior to disclosure by Boston Scientific, as shown by Consultant’s written records; or

(iii)	is lawfully disclosed to Consultant by a third party which did not acquire the same under an obligation of confidentiality from or through Boston Scientific, as shown by Consultant’s written records.

(b)
Consultant will not, without the prior written consent of Boston Scientific, disclose any Boston Scientific Confidential Information to anyone for any reason at any time or use any Boston Scientific Confidential Information for any purpose, except as requested by Boston Scientific.

(c)
Consultant will not disclose to Boston Scientific any confidential or proprietary information belonging to any third party without the written consent of such party, or represent as being unrestricted any designs, plans, models, samples, or other writings or products that Consultant knows are covered by valid patent, copyright, or other forms of intellectual property protection.

6.
Boston Scientific Property: To the extent that it is provided, the parties agree that all tangible property provided to Consultant in connection with this Agreement, including without limitation all samples, reports, communications, drawings, notes, analyses and materials received from Boston Scientific or produced in connection with this Agreement (collectively, “Boston Scientific Property”), shall be and remain the exclusive property of Boston Scientific. Consultant agrees to keep and maintain in Consultant’s custody and control any Boston Scientific Property that Consultant receives or develops during the term of this Agreement, and agrees to return or surrender to Boston Scientific all Boston Scientific Property upon termination of this Agreement or otherwise upon request by Boston Scientific.

7.	Development Rights: Consultant shall, during the term of this Agreement and for a period of one (1) year thereafter, promptly report and disclose to Boston

Scientific all improvements to Boston Scientific products tested and evaluated by Consultant and all ideas and concepts heard, developed or conceived, either alone or with others, including any ideas and concepts which result in new products or significant enhancements to existing products, while performing the Consulting Services (“Developments”). Developments shall be the sole and exclusive property of Boston Scientific and are hereby assigned to Boston Scientific without any additional payments to Consultant by Boston Scientific. It is understood that Boston Scientific shall have the right but not the obligation to initiate, prosecute, maintain and defend any and all patentable ideas and concepts with respect to Developments. Consultant shall provide reasonable assistance to Boston Scientific with respect to any such patents and patent applications, and shall execute all appropriate documents and assignments with respect to any such patents and patent applications. Consultant agrees not to assert any rights in law or in equity in the Developments.

8.
Publishing: During the term of this Agreement and for a period of one (1) year thereafter, Consultant shall submit to Boston Scientific any paper Consultant intends to publish relating to the Field of Consultation of this Agreement, and shall not submit any such paper to a publisher or other party prior to the expiration of forty-five (45) days from the date an outline of the paper is submitted to Boston Scientific. If Boston Scientific determines in good faith during such period that publication or presentation of such paper would be detrimental to its intellectual property interests, Consultant shall work in good faith with Boston Scientific to retract or modify the paper to remove all language which is detrimental to Boston Scientific’s intellectual property interests, or, in the alternative and at Boston Scientific’s election, shall refrain from submitting such paper to a publisher or other party for an additional 120 days to permit Boston Scientific to file patent applications or take other steps to protect its intellectual property interests. During the term of this Agreement and for a period of one (1) year thereafter, Consultant shall also submit to Company for review, on a confidential basis, any patent applications relating to the Field of Consultation naming Consultant as an inventor, either alone or with others, which Consultant or any third party intends to file with any U.S. or international patent offices in advance of the filing of any such application. Boston Scientific shall have thirty (30) days in which to review such applications. If Boston Scientific makes a good faith determination, within such period, that the filing of such an application would be contrary to its intellectual property rights set forth herein, Consultant shall amend, or cause to be amended, such proposed patent application to remove any language that is determined by Boston Scientific to be contrary to its intellectual property rights hereunder.

9.	Consultant’s Warranties: Consultant represents and warrants:

(a)	that Consultant has the unrestricted right to disclose any information it submits to Boston Scientific, free of all claims of third parties;

(b)	that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which Consultant is a party;

(c)	that the services covered by this Agreement are not in violation of any other agreement with other parties or of any restrictions of any kind; and

(d)
that as of the date this Agreement is executed, Consultant is not excluded, debarred, suspended, or otherwise ineligible to participate in U.S. government health care programs (e.g., Medicare, Medicaid, CHAMPUS) or U.S. government procurement and non-procurement programs

10.
Primacy of Agreement. This Agreement supersedes and cancels any previous agreements and arrangements between Consultant and Boston Scientific with respect to the Consulting Services that are the subject matter hereof. This Agreement may be changed only by a writing by both parties.

11.
Miscellaneous. This Agreement is made pursuant to the laws of the State of Massachusetts and questions as to its validity and effect shall be governed thereby. Further, the Agreement is not assignable by Consultant, and shall inure to the benefit of Boston Scientific and its successors and assigns. Consultant is an independent contractor; is responsible for paying all federal, state and local taxes, including but not limited to income, Social Security and unemployment taxes; and has no right to sign the name of or bind Boston Scientific in any manner; and is not entitled to any benefits for which Boston Scientific employees are eligible. No failure of either party to enforce any right under the Agreement shall be deemed a waiver thereof.

12.
Notice: Any notice or communication required or permitted to be given by either party shall be deemed sufficiently given if mailed by registered mail or by a nationally recognized courier who guarantees overnight delivery and addressed as follows:

To Boston Scientific:                To Consultant:
Hank Kucheman                J. Raymond Elliott
Chief Executive Officer            5 Maile Run Road
Boston Scientific Corporation            (“Elk Run”)
One Boston Scientific Place            RR #1 Rosseau
Natick, MA 01760                Ontario, Canada POC 1JO

If the foregoing accurately represents our agreement, please sign at the appropriate place and return one copy of this Agreement to me.

BOSTON SCIENTIFIC CORPORATION

Name:         Title:
(Print or Type Name)

Name: ______________________________        Date:
(Signature)

AGREED TO, ACCEPTED AND ACKNOWLEDGED:

Name: J. Raymond Elliott     ________
(Print or Type Name)

        Date:
(Signature)